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                                                                      3/4/82




                         AMDAHL/FUJITSU 1982 AGREEMENT

This Agreement is made and entered into as of March 4, 1982, by and between FUJITSU LIMITED, a corporation of Japan, having a registered place of business at 1015 Kamikodanaka, Nakahara-ku, Kawasaki, Japan (hereinafter referred to as "FJ"), and AMDAHL CORPORATION, a corporation formed under the laws of the State of Delaware, having a principal place of business at 1250 East Arques Avenue, Sunnyvale, California 94086, United States of America (hereinafter referred to as "AC").

                              W I T N E S S E T H:

WHEREAS, FJ and AC (hereinafter sometimes referred to collectively as "the parties" and individually as a "party") have made and entered into the AMDAHL/FUJITSU Licensing Agreement, effective as of April 8, 1977 (hereinafter, together with all amendments and supplements thereto, referred to as the "1977 Agreement"); and

WHEREAS, FJ and AC have made and entered into the AMDAHL/FUJITSU 1978 Agreement, effective as of September 7, 1978 (hereinafter, together with all amendments and supplements thereto, including, without limitation, the AMDAHL/FUJITSU 1979 Supplement dated October 1, 1979, referred to as the "1978 Agreement"); and

WHEREAS, the 1977 Agreement and the 1978 Agreement each provide for cross-licensing by the parties under certain present and future patents, in some instances on an exclusive, and in other instances on a non-exclusive, basis; and

WHEREAS, the parties wish to enter into this Agreement which, among other things, would provide for possible modification of certain licenses granted under the 1977 Agreement and the 1978 Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, FJ and AC agree as follows:

1. In the event that any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or come about or be effected by operation of law or otherwise):

         (a) Except as specified in subparagraphs (ii) and (vi) below, AC hereafter issues shares of stock or securities convertible into, or rights to acquire, stock having voting power in the election of directors without first having offered to FJ the right to purchase the type of stock, securities, or rights, proposed to be issued, for cash, in an amount that will permit FJ to maintain "FJ's Percentage Ownership" for the same price as the stock, securities, or rights are to be offered to others.

                 (i)      As used herein, the phrase "AC Equity Securities"
                          shall mean all shares of AC stock and stock issuable upon conversion or exercise
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                          of securities convertible into, and rights to acquire,
                          AC stock having voting power in the election of directors, other than: (x) AC Series B Common Stock and any other stock having not more than one-quarter of a vote per share issued to employees of AC or its affiliates; and (y) employee or director stock options and rights to purchase AC stock pursuant to employee benefit plans and AC stock issuable under such options or rights approved by or subject to the approval of AC stockholders. As used herein, the phrase "FJ's Percentage Ownership" shall mean the percentage determined by dividing the total number of AC Equity Securities then held by FJ by the total number of AC Equity Securities then outstanding; provided, that for purposes of this computation, FJ's Percentage
                          Ownership shall not exceed 31.3%, unless such ownership is increased above 31.3% upon the purchase of AC Equity Securities directly from AC, except a purchase made pursuant to subparagraph (iv) of this paragraph (a).

                 (ii) The issuance of: (x) shares of AC Series B Common Stock and of any other stock having not more than one-quarter of one vote per share to employees of AC or its affiliates pursuant to the authorization of AC's Board of Directors and (y) employee stock options and rights to purchase AC stock pursuant to employee benefit plans approved by or subject to the approval of AC's stockholders shall be exempt from the requirements of this paragraph (a), but the issuance of shares of AC stock having more than one-quarter of one vote in the election of directors ("AC Voting Stock") upon conversion of such securities or exercise of such rights is the subject to the provisions hereof.

                 (iii) FJ's rights to purchase stock, securities and rights pursuant to this paragraph (a) shall be applicable whether the consideration to be received by AC upon issuance thereof is cash or property (including securities). If such consideration shall be other than cash, the price to be paid by FJ for such stock, securities and rights that it is offered shall be equal to the per share fair market value in cash of the AC stock, securities or rights being issued.

                 (iv) Notwithstanding the provisions of subparagraph (ii) above, FJ's rights to purchase AC Voting Stock upon the issuance of such stock pursuant to the conversion of securities or exercise of rights as described therein shall be subject to the limitations specified in this subparagraph (iv), as follows:

                          (aa) Such rights of FJ to purchase AC Voting Stock shall accumulate until FJ shall have the right to purchase not less





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                                  than 125,000 shares (subject to adjustments
                                  for stock splits, stock dividends and similar capital adjustments);

                          (bb)    When FJ may purchase pursuant to subparagraph
                                  (aa) above, FJ may effect a purchase of all or any of the AC Voting Stock that it is entitled to purchase (provided that all purchases must be in amounts of at least 125,000 shares) during the week (a "Purchase Period") following the period that ends on the tenth trading day after the third day following the public release of AC's quarterly financial results at a price equal to the average of the closing prices of such AC Voting Stock for such ten trading day period, provided that such AC Voting Stock is publicly traded, or if such securities are not publicly traded, at the fair market value thereof determined in good faith by the Board of Directors of AC.

                          (cc) In the event that FJ's rights to purchase described in this subparagraph (iv) shall accumulate to the point (that FJ has the unexercised right to purchase the FJ Percentage Ownership of four percent or more of the outstanding AC Voting Stock) and FJ shall fail to exercise its purchase rights during the next succeeding Purchase Period to reduce its accumulated rights to less than the FJ Percentage Ownership of four percent, then for the purpose of computing FJ's Percentage Ownership in the future, the number of shares of AC Voting Stock that FJ holds will be reduced by the number of shares of AC Voting Stock that FJ could have acquired if it had exercised all of its purchase rights during such Purchase Period.

                 (v) AC shall give FJ written notice of its right to purchase stock, securities or rights pursuant to this paragraph (a), and such offer may only be accepted by FJ (except as provided in subparagraph (iv) hereof) within 30 days after receipt of such notice. All purchase and sales shall be completed promptly after such acceptances. The right to purchase stock, securities or rights shall not be assignable by FJ except to wholly-owned subsidiaries of FJ.

                 (vi) Notwithstanding anything to the contrary in this paragraph (a) FJ shall have no rights to purchase AC stock, securities, or rights in connection with: (x) AC stock, securities or rights being issued pursuant to any stock split, stock dividend or recapitalization of AC (it being the parties' understanding that such actions will not





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                          affect relative ownership interest of AC Voting
                          Stock), or (y) AC Common Stock issued pursuant to the exercise of all warrants to purchase AC stock presently outstanding, or issued pursuant to securities convertible into, or rights to acquire AC Common Stock offered to FJ pursuant to this paragraph
                          (a).

                 (vii) If AC inadvertently fails to offer to FJ the right to purchase stock, securities or rights in the manner required by this paragraph (a), FJ may not elect to modify licenses pursuant to this Agreement if AC corrects such a failure and makes an offer to FJ to purchase the correct amount of stock, securities or rights promptly after AC discovers such failure.

         (b) All or substantially all of AC's business of selling large scale mainframe computers having a performance in excess of two times the IBM 158 Model III ("Large Scale Computers"), in the United States and Canada, or all or substantially all of AC's business throughout the world of developing or manufacturing Large Scale Computers is transferred to a third party in a single transaction or a series of related transactions; or

         (c) A party effects a transaction (or a series of related transactions) whereby outstanding shares (or securities convertible into such shares) having more than 50 percent of the voting power in the election of directors of such party, or of any entity into which such party is merged, or of which such party becomes a subsidiary, are held, directly or indirectly, by shareholders upon the closing of such transaction (other than the other party hereto) who were not holders of 50 percent or more of such voting stock of such party prior to such consummation; provided that, if AC is the party effecting such transaction, this paragraph (c) will not be applicable if FJ votes any of its shares of AC Voting Stock in favor of such transaction; or

         (d) AC terminates all or substantially all of its business of manufacturing Large Scale Computers; or

         (e) A party makes an assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due; or

         (f) Any order, judgment or decree is entered adjudicating a party bankrupt or insolvent; or

         (g) A party commences any proceedings relating to itself under any bankruptcy or insolvency laws of any jurisdiction, including any reorganization proceedings under such laws; or





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         (h)     In connection with and as a part of a corporate combination of
                 AC, the Chief Executive Officer of the combined companies shall be other than the Chief Executive Officer of AC immediately prior to such combination, provided that this paragraph (h) will not be applicable if FJ votes any of its shares of AC Voting Stock in favor of such transaction; or

         (j) FJ shall become unable to elect individuals to serve as directors of AC in a number proportionate to its ownership of their outstanding AC Voting Stock pursuant to cumulative voting (disregarding fractions) as a result of AC amending its Certificates of Incorporation or by-laws; or

         (k) AC enters into a transaction to acquire a computer from a third party for resale as a product substantially in the form acquired and not as part of a larger system and as a substitute for any model of ALTA Series (as defined in the 1978 Agreement) that is then subject to the purchase commitments specified in Section 10 of the 1978 Agreement; or after such purchase commitment has terminated, AC enters into a transaction to acquire such a computer from a third party for resale as a product substantially in the form acquired and not as part of a larger system and as a model in a series of computers that is developed to succeed ALTA Series, or to succeed any series of computers developed to succeed ALTA Series and its successors, or as a substitute for any such model; provided that FJ may not elect to modify licenses pursuant to this Agreement if AC has first offered to purchase any such computer from FJ, affording FJ a reasonable period of time to consider such offer, and, after good faith negotiations, AC and FJ have not entered into an agreement pursuant to which FJ will sell and AC will purchase a substantially equivalent product on terms and conditions that are substantially comparable to those offered by any such third party, unless AC shall enter into such an agreement with a Japanese company which at the date of this Agreement is manufacturing and selling large scale IBM compatible computers, in which latter event FJ will have the right to elect to modify licenses in the manner provided in this Agreement.

         Then FJ, or in the case of subparagraphs (c), (e), (f), and (g), the party which has not taken the action described, or is not the subject of the events specified, in such subparagraphs, may, at its option, elect to cause the following modifications to be made to licenses granted under the 1977 Agreement and the 1978 Agreement:

                          (aa) Each exclusive right and license granted by a party to the other under Article II of the 1977 Agreement shall become a non-exclusive right and license, and the exclusions affecting the existing non-exclusive licenses shall be deleted, and each party shall automatically grant to the other party, without necessity of any further action, a





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                                  worldwide non-exclusive, non-transferable,
                                  paid-up, royalty-free right and license to make, have made, import, use, lease, sell and otherwise dispose of Licensed Products and any other product made under Licensed Patents and to utilize in connection therewith any of the Technical Information and Know-How (as such capitalized terms are defined in the 1977 Agreement); and

                          (bb) The exclusive right and license granted by FJ to AC pursuant to Section 5.2 of the 1978 Agreement and the exclusive right and license granted by AC to FJ pursuant to Section 5.3 of the 1978 Agreement shall become non-exclusive rights and licenses, provided, however, that a party hereto shall not be entitled to make such election if prior to its notice of election it shall have substantially breached (not through events beyond its control) the 1978 Agreement or the Manufacturing Agreements entered into pursuant to Section 10 of the 1978 Agreement, and such substantial breach has not been cured so that the non-breaching party will be in the same economic position as though the breach had not occurred; and provided further that in the event that after a modification of licenses shall have occurred pursuant to this Agreement, a party hereto shall be found by a judicial authority to have substantially breached (not through events beyond its control) the 1978 Agreement or the Manufacturing Agreement entered into pursuant to Section 10 of the 1978 Agreement, the following shall result:

         (x)     if the party found to have breached is FJ:

                          (aa) The conversion of exclusive rights and licenses under the 1977 Agreement and the 1978 Agreement to non-exclusive licenses shall not be affected and such rights and licenses shall continue as non-exclusive licenses; and

                          (bb) The modification of the non-exclusive licenses granted to FJ under the 1977 Agreement previously effected by FJ shall be terminated, and FJ shall have no additional rights under the 1977 Agreement non-exclusive licenses than it enjoyed prior to the initial modification of licenses; and

         (y)     if the party found to have breached is AC:

                          (aa) The conversion of exclusive rights and licenses under the 1977 Agreement and the 1978 Agreement to non-exclusive licenses shall not be affected and such rights and licenses shall continue as non-exclusive licenses; and





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                          (bb)    The modifications of the non-exclusive
                                  licenses granted to AC under the 1977
                                  Agreement previously effected shall be
                                  terminated, and AC shall have no additional rights under the 1977 Agreement non-exclusive licenses than it enjoyed prior to the initial modification of licenses;

provided, however, that a claim of a right of termination of modification of licenses pursuant to subparagraphs (x)(bb) and (y)(bb) above shall not be the grounds for issuance of an injunction as a remedy for patent infringement prior to such termination, and that in the event of such termination the parties shall cooperate to provide maintenance and other support to customer installations of products that, as a result of such termination are no longer subject to valid licenses; and provided further, however, that should FJ make such election, AC will have an option to modify its obligations under the 1978 Agreement to purchase specified quantities of computer subsystems and semiconductor devices, but AC may not reduce by more than one-half its obligation to purchase subsystems and semiconductor devices under Section 10 of the 1978 Agreement, and in any event FJ will remain obligated to sell products to AC pursuant to the terms of the 1978 Agreement and the Manufacturing Agreement entered into pursuant to Section 10 of the 1978 Agreement.

2. Notice of election to exercise the option specified in Section 1 hereof shall be given, if at all, within six months after a party entitled to exercise such option has become aware of the occurrence of such event, and shall be given in writing by registered air mail to the President of the respective party at the address set forth at the start of this Agreement. Such notice shall be deemed to have been received on the fifth day after the date of the postmark.

3. The terms and conditions of this Agreement shall control where they may be inconsistent with terms and conditions of the 1977 Agreement or the 1978 Agreement, each of which shall be hereby amended to the extent necessary to carry out the provisions hereof. All matters of interpretation shall be construed so as to give full effect to the provisions and intentions of this Agreement.

         IN WITNESS WHEREOF, both parties hereto have caused this Agreement to be executed by duly authorized representatives as of the date first set forth above.

         AMDAHL CORPORATION                     FUJITSU LIMITED

         By /s/ John C. Lewis                   By /s/ Shiro Yoshikawa
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